Exhibit 99.1

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2009

NEWS CORPORATION REPORTS

ADJUSTED OPERATING INCOME OF $3.6 BILLION

ON REVENUE OF $30 BILLION FOR THE YEAR

NEW YORK, NY, August 5, 2009 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported full year adjusted operating income1 of $3.6 billion, a $1.7 billion decline from the record $5.3 billion of adjusted operating income reported a year ago, with current year revenues of $30 billion, down 8% from the $33 billion reported in fiscal 2008. The full year adjusted operating income decline was the result of lower contributions at the majority of the Company’s businesses that more than offset 32% growth at the Cable Network Programming segment.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“I am pleased that we are reporting adjusted operating income right in line with the guidance we previously provided during the last six months which reflects a decline of approximately 30%.

“The past year has been the most difficult in recent history, and our 2009 financial performance clearly reflects the weak economic environment that we confronted throughout the year. We streamlined all our businesses and continue to do so, at the same time adjusting to the revolutionary changes taking place throughout the media industry.

“This has presented us with many challenges and also opportunities. We have strengthened all our franchises and are particularly well placed for the coming recovery. Nearly all our businesses have improved market share. Particular progress has been made in cable network programming. I am certain that News Corporation is poised to profit, and deliver strong returns, as the economy rebounds.”

For the full year, the Company reported a net loss of $3.4 billion ($1.29 per share) as compared to net income of $5.4 billion ($1.81 per share) reported in fiscal 2008. The full year results primarily reflect lower operating results and impairment and other operating charges, partially offset by a non-cash tax benefit from the resolution of various tax matters and a gain on the partial sale of the Company’s interest in NDS Group plc. During fiscal 2009, the Company recorded an $8.9 billion pre-tax non-cash impairment charge related to goodwill and identifiable intangible assets and also recorded other operating charges of $312 million, principally related to restructuring activities.

The Company reported a fourth quarter net loss of $203 million ($0.08 per share) compared with net income of $1.1 billion ($0.43 per share) reported in the fourth quarter

[1]	Adjusted operating income is a non-GAAP financial measure, and a reconciliation of adjusted operating income to operating income for the Company and by business segment is included in Note 1.

a year ago. During the quarter, the Company recorded impairment charges and other operating charges of $680 million, primarily related to Fox Interactive Media. Excluding these charges, the Company reported adjusted operating income for the fiscal quarter ended June 30, 2009 of $948 million, compared with $1.4 billion reported a year ago. While the Cable Network Programming and Magazines and Inserts segments delivered higher contributions for the quarter, the decline in adjusted operating income reflects reduced contributions from the Company’s other business segments.

REVIEW OF OPERATING RESULTS

The Company reported fourth quarter operating income of $268 million, which reflects a $452 million pre-tax non-cash impairment charge related to goodwill and identifiable intangible assets and $228 million of restructuring charges in the Television, Newspapers and Information Services, Book Publishing and Other segments. The reported full year operating loss of $5.7 billion includes an $8.9 billion impairment charge related to goodwill and identifiable intangible assets and $312 million in restructuring charges in the same segments noted above.

The following review of adjusted operating income (loss) by business segment excludes the impairment and restructuring charges noted above, which are discussed further in Note 1.

Adjusted Operating Income (Loss)

	3 Months Ended June 30,		12 Months Ended June 30,
	2009	2008	2009	2008
	US $ Millions
Filmed Entertainment	$203	$220	$848	$1,246
Television	95	279	174	1,126
Cable Network Programming	434	313	1,670	1,269
Direct Broadcast Satellite Television	155	212	393	419
Magazines and Inserts	102	95	353	352
Newspapers and Information Services	96	263	466	786
Book Publishing	(1)	28	17	160
Other	(136)	(57)	(363)	(84)

Adjusted Operating Income	$948	$1,353	$3,558	$5,274
Impairment charges	(452)	—	(8,896)	—
Other operating (charges) income*	(228)	125	(312)	107

Operating Income (Loss)	$268	$1,478	$(5,650)	$5,381

*	Other operating (charges) income in fiscal 2009 reflect restructuring costs and in fiscal 2008 included a gain related to the sale of a parcel of land in the United Kingdom of approximately $126 million as well as a $19 million charge related to a restructuring program in the United Kingdom.

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported fourth quarter operating income of $203 million, 8% below the $220 million reported for the same period a year ago. The decline was primarily due to lower library product contributions from Twentieth Century Fox Television. Fourth quarter film results included significant home entertainment contributions from Taken, Marley & Me and Slumdog Millionaire, as well as the domestic pay-TV availability of Horton Hears a Who! The quarter also included launch costs for the successful worldwide theatrical releases of X-Men Origins: Wolverine and Night at the Museum: Battle of the Smithsonian, which together have generated more than $750 million in worldwide box office receipts to date, as well as pre-release launch costs for Ice Age: Dawn of the Dinosaurs, which became the highest grossing worldwide opening weekend ever for an animated film and has generated more than $725 million in worldwide box office receipts to date.

For the full year, segment operating income decreased to $848 million, from the record $1.25 billion reported in fiscal 2008. Although the full year included many theatrical and home entertainment successes, in aggregate, their contributions were below those of the prior record year which included the worldwide theatrical and home entertainment performances of The Simpsons Movie, Live Free or Die Hard, Alvin and the Chipmunks, Fantastic Four: Rise of the Silver Surfer and Juno.

TELEVISION

The Television segment reported fourth quarter adjusted operating income of $95 million, a decline of $184 million versus the same period a year ago. For the full year, segment adjusted operating income decreased 85% to $174 million. The quarterly and full year results were driven by decreased operating results at the Fox Television Stations, FOX Broadcasting Company and STAR.

Fox Television Stations’ fourth quarter adjusted operating income decreased 67% from the same period a year ago. For the full year, adjusted operating income decreased 57% versus fiscal 2008. These results reflect the overall weakening of the local advertising markets and the absence of contributions from eight stations that were sold in July 2008. Local television station advertising markets declined 27% in the quarter and 21% for the year compared to the same periods a year ago, reflecting particularly weak automobile, financial and movie entertainment advertising trends.

At the FOX Broadcasting Company, fourth quarter and full year operating results declined due to higher programming costs driven by increased license fees for returning series, higher NASCAR costs and lower advertising revenue. The increase in entertainment programming costs was primarily attributable to lower costs in the prior year as a result of the Writer’s Guild of America strike. Lower advertising revenues reflect ratings declines that more than offset higher pricing.

STAR’s fourth quarter and full year operating income decreased versus the same periods a year ago due to advertising revenue declines, primarily in India, and costs associated with regional channel launches in India. In addition, full year results were adversely affected by higher expenses related to the termination of a distribution agreement.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported fourth quarter operating income of $434 million, an increase of $121 million over the fourth quarter a year ago. For the full year, segment operating income increased 32% to $1.7 billion. This growth was driven by higher contributions from the FOX News Channel, the Fox International Channels, the Big Ten Network and the FX Network.

The FOX News Channel (FNC) operating income, as compared to the prior year, increased 50% for both the fourth quarter and the full year, primarily from increased affiliate revenues. For the full year, FNC primetime ratings were up 45% compared with the same period a year ago. The Fox International Channels increased its earnings contributions by 74% for the quarter and 40% for the year over prior year levels driven by continued advertising and affiliate growth in Latin America and Europe. The Big Ten Network achieved its third consecutive quarter and first year of profitability, having gained distribution on all major pay-TV platforms in the Big Ten markets. At the FX Network, improved operating results in both the fourth quarter and full year were due to lower programming expenses versus the prior year. Contributions from the Regional Sports Networks were down for the quarter and full year due to lower advertising revenues. The full year results also reflect the absence of contributions from the three regional networks that were divested in February 2008.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported fourth quarter operating income of $155 million, a decrease of $57 million versus the $212 million in operating income reported a year ago, and full year operating income of $393 million, a decrease of $26 million versus the $419 million reported for fiscal 2008. These results reflect local currency revenue growth of 2% for the quarter and 8% for the year, which were more than offset by increased operating expenses associated with higher subscriber volume, increased marketing and sports rights costs. Net subscriber additions of 235,000 over the past 12 months increased SKY Italia’s subscriber base to 4.8 million at quarter’s end. Revenue growth in the fourth quarter versus the prior year was reduced due to the change in the timing of revenue recognition associated with expanded soccer programming, which was broadcast throughout fiscal 2009 compared with only ten months of programming in fiscal 2008. This programming change shifted a portion of soccer revenues that were previously recognized in the last three fiscal quarters into the first quarter of the fiscal year.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported fourth quarter operating income of $102 million, an increase of $7 million versus the $95 million reported in the quarter a year ago, and full year operating income of $353 million, in line with the $352 million reported in fiscal 2008. Operating income growth in the fourth quarter was driven by higher revenue from free-standing inserts and custom insert publishing.

NEWSPAPERS AND INFORMATION SERVICES

The Newspapers and Information Services segment reported fourth quarter adjusted operating income of $96 million, a decrease of $167 million compared with the same period a year ago, and full year adjusted operating income of $466 million, a $320 million decrease versus fiscal 2008. The adjusted operating results primarily reflect lower advertising revenues and the strengthening of the U.S. dollar against the Australian dollar.

The U.K. newspaper group reported lower fourth quarter operating income contributions due to 18% lower advertising revenues in local currency terms, as well as higher marketing and production costs. For the full year, operating income contributions were below those of a year ago as reduced depreciation expense on printing presses that were decommissioned during fiscal 2008 was more than offset by 14% lower advertising revenues in local currency terms and higher marketing and production costs.

The Australian newspaper group reported fourth quarter and full year operating income decreases primarily due to 18% and 10% declines in advertising revenue in local currency terms for the quarter and year, respectively, reflecting lower display and classified advertising, especially in the employment and real estate sectors.

Dow Jones & Company’s fourth quarter operating results declined from the same period a year ago, due to lower advertising revenue at The Wall Street Journal and lower information services revenue that more than offset reduced operating expenses and increased circulation revenues, which were driven by price increases at The Wall Street Journal.

BOOK PUBLISHING

HarperCollins reported fourth quarter adjusted operating loss of $1 million and full year adjusted operating income of $17 million, a decline of $29 million and $143 million as compared to the prior year periods, respectively, largely due to the weak retail market. Current quarter results included solid sales of Act Like a Lady, Think Like a Man by Steve Harvey, Sooner or Later by Debbie Macomber and L.A. Candy by Lauren Conrad. Additionally in the fourth quarter, HarperCollins had 62 books on The New York Times bestseller list, including five books that reached the number one spot. For the full year, HarperCollins had 165 books on The New York Times bestseller list, including 15 titles reaching the number one spot.

OTHER

The Other segment reported a fourth quarter adjusted operating loss of $136 million and full year adjusted operating loss of $363 million, a decrease of $79 million and $279 million as compared to the prior year periods, respectively. These declines were primarily due to lower contributions from Fox Interactive Media (FIM) and NDS. The decline in FIM operating results was driven by lower advertising revenues at MySpace and increased costs associated with the launch of MySpace Music. The lower NDS contributions reflect the sale of a portion of the Company’s ownership stake on February

5, 2009. As a result of the sale, the Company’s portion of NDS operating results subsequent to February 5, 2009 is included within Equity earnings.

OTHER ITEMS

A dividend of $0.06 per Class A and Class B share has been declared and is payable on October 14, 2009. The record date for determining dividend entitlements is September 9, 2009.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Fourth quarter net earnings from affiliates were $60 million versus $22 million in the same period a year ago. For the full year, net losses from affiliates were $309 million compared with earnings from affiliates of $327 million in fiscal 2008. The decreased contributions from affiliates are primarily due to increased losses from Sky Deutschland (formerly Premiere AG), principally reflecting a write-down of our investment, as well as the absence of earnings from The DIRECTV Group and Gemstar as a result of their dispositions in fiscal 2008. The full year and fourth quarter results were also positively impacted by higher contributions from BSkyB due to lower write-downs of its ITV investment.

The Company’s share of equity earnings (losses) of affiliates is as follows:

	% Owned		3 Months Ended June 30,		12 Months Ended June 30,
			2009	2008	2009	2008
				US $ Millions
BSkyB	39%	(a)	$54	$(9)	$156	$(145)
The DIRECTV Group	0% / 41%	(b)	—	—	—	297
Other affiliates	Various	(c)	6	31	(465)	175

Total equity earnings (losses) of affiliates			$60	$22	$(309)	$327

(a)	Please refer to BSkyB’s earnings releases and SEC filings for detailed information.

(b)	As a result of the transaction with Liberty Media that was completed on February 28, 2008, News Corporation no longer has an equity ownership interest in The DIRECTV Group.

(c)	Primarily comprised of Sky Deutschland, Fox Cable Networks affiliates, Australian and STAR equity affiliates and Gemstar-TV Guide International (through May 2, 2008).

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	12 Months Ended June 30,
	2009	2008
Australian Dollar/U.S. Dollar	0.74	0.89
U.K. Pounds Sterling/U.S. Dollar	1.60	2.00
Euro/U.S. Dollar	1.37	1.47

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com

Audio from News Corp’s conference call with analysts on the fourth quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended June 30,		12 Months Ended June 30,
	2009	2008	2009	2008
	US $ Millions (except per share amounts)
Revenues	$7,670	$8,589	$30,423	$32,996
Expenses:
Operating	4,983	5,246	19,563	20,531
Selling, general and administrative	1,454	1,684	6,164	5,984
Depreciation and amortization	285	306	1,138	1,207
Impairment charges	452	—	8,896	—
Other operating charges (income)	228	(125)	312	(107)

Operating income (loss)	268	1,478	(5,650)	5,381
Other income (expense):
Equity earnings (losses) of affiliates	60	22	(309)	327
Interest expense, net	(237)	(224)	(927)	(926)
Interest income	15	31	91	246
Other, net	(82)	433	1,256	2,293

Income (loss) before income tax expense and minority interest in subsidiaries	24	1,740	(5,539)	7,321
Income tax benefit (expense)	(207)	(569)	2,229	(1,803)
Minority interest in subsidiaries, net of tax	(20)	(42)	(68)	(131)

Net income (loss)	$(203)	$1,129	$(3,378)	$5,387

Weighted average shares:
basic	2,614	2,619	2,613	2,955
diluted	2,614	2,631	2,613	2,971
Earnings (loss) per share:
basic	$(0.08)	$0.43	$(1.29)	$1.82
diluted	$(0.08)	$0.43	$(1.29)	$1.81

CONSOLIDATED BALANCE SHEETS

	June 30, 2009	June 30, 2008
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$6,540	$4,662
Receivables, net	6,287	6,985
Inventories, net	2,477	2,255
Other	532	460

Total current assets	15,836	14,362

Non-current assets:
Receivables	282	464
Investments	2,957	3,284
Inventories, net	3,178	3,064
Property, plant and equipment, net	6,245	7,021
Intangible assets, net	8,925	14,460
Goodwill	14,382	18,620
Other non-current assets	1,316	1,033

Total non-current assets	37,285	47,946

Total assets	$53,121	$62,308

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$2,085	$281
Accounts payable, accrued expenses and other current liabilities	5,279	5,695
Participations, residuals and royalties payable	1,388	1,288
Program rights payable	1,115	1,084
Deferred revenue	772	834

Total current liabilities	10,639	9,182

Non-current liabilities:
Borrowings	12,204	13,230
Other liabilities	3,027	4,823
Deferred income taxes	3,276	5,456
Minority interest in subsidiaries	751	994
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	17,354	17,214
Retained earnings and accumulated other comprehensive income	5,844	11,383

Total stockholders’ equity	23,224	28,623

Total liabilities and stockholders’ equity	$53,121	$62,308

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 Months Ended June 30,
	2009	2008
	US $ Millions
Operating activities:
Net (loss) income	$(3,378)	$5,387
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	1,138	1,207
Amortization of cable distribution investments	88	80
Equity losses (earnings) of affiliates	309	(327)
Cash distributions received from affiliates	298	350
Impairment charges, net of tax of $1.7 billion	7,189	—
Other, net	(1,256)	(2,293)
Minority interest in subsidiaries, net of tax	68	131
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	194	(923)
Inventories, net	(485)	(587)
Accounts payable and other liabilities	(1,917)	900

Net cash provided by operating activities	2,248	3,925

Investing activities:
Property, plant and equipment, net of acquisitions	(1,101)	(1,443)
Acquisitions, net of cash acquired	(847)	(5,567)
Investments in equity affiliates	(403)	(799)
Other investments	(76)	(125)
Proceeds from sale of investments and other non-current assets	1,762	1,580

Net cash used in investing activities	(665)	(6,354)

Financing activities:
Borrowings	1,040	1,292
Repayment of borrowings	(343)	(728)
Issuance of shares	4	90
Repurchase of shares	—	(939)
Dividends paid	(366)	(373)
Other, net	18	22

Net cash provided by (used in) financing activities	353	(636)

Net increase (decrease) in cash and cash equivalents	1,936	(3,065)
Cash and cash equivalents, beginning of period	4,662	7,654
Exchange movement on opening cash balance	(58)	73

Cash and cash equivalents, end of period	$6,540	$4,662

SEGMENT INFORMATION

	3 Months Ended June 30,		12 Months Ended June 30,
	2009	2008	2009	2008
	US $ Millions
Revenues

Filmed Entertainment	$1,720	$1,523	$5,936	$6,699
Television	1,076	1,333	4,602	5,807
Cable Network Programming	1,497	1,385	5,580	4,993
Direct Broadcast Satellite Television	945	1,054	3,760	3,749
Magazines and Inserts	309	288	1,168	1,124
Newspapers and Information Services	1,400	1,844	5,858	6,248
Book Publishing	278	350	1,141	1,388
Other	445	812	2,378	2,988

	$7,670	$8,589	$30,423	$32,996

Adjusted Operating Income**

Filmed Entertainment	$203	$220	$848	$1,246
Television	95	279	174	1,126
Cable Network Programming	434	313	1,670	1,269
Direct Broadcast Satellite Television	155	212	393	419
Magazines and Inserts	102	95	353	352
Newspapers and Information Services	96	263	466	786
Book Publishing	(1)	28	17	160
Other	(136)	(57)	(363)	(84)

	$948	$1,353	$3,558	$5,274

** Adjusted operating income is a non-GAAP financial measure, and a reconciliation of adjusted operating income to operating income for the Company and by business segment is included in Note 1.

NOTE 1 - ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Adjusted operating income (loss) is defined as operating income (loss) plus impairment and other operating charges and eliminates the variable effect across all business segments of the impairment and other operating charges recorded in the year ended June 30, 2009. An impairment charge is recorded for the difference between the carrying value and the estimated fair value of the asset.

Adjusted operating income before depreciation and amortization is defined as Adjusted operating income (loss) plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from Operating income (loss) before depreciation and amortization.

Adjusted operating income (loss) and Adjusted operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements, and these measures exclude items, such as impairment charges, depreciation and amortization, which are significant components in assessing the Company’s financial performance.

Management believes that Adjusted operating income (loss) and Adjusted operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business segments. Adjusted operating income (loss) and Adjusted operating income before depreciation and amortization, represent the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance and provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical data and competitors’ data.

The following table reconciles Adjusted operating income before depreciation and amortization to the presentation of operating income (loss).

	3 Months Ended June 30,		12 Months Ended June 30,
	2009	2008	2009	2008
	US $ Millions
Operating income (loss)	$268	$1,478	$(5,650)	$5,381
Impairment charges	452	—	8,896	—
Other operating charges (income)	228	(125)	312	(107)

Adjusted Operating income	948	1,353	3,558	5,274
Depreciation and amortization	285	306	1,138	1,207
Amortization of cable distribution investments	24	23	88	80

Adjusted Operating income before depreciation and amortization	$1,257	$1,682	$4,784	$6,561

	For the Three Months Ended June 30, 2009 (US $ Millions)
	Operating income (loss)	Impairment and other operating charges	Adjusted Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Adjusted Operating income (loss) before depreciation and amortization
Filmed Entertainment	$203	$—	$203	$24	$—	$227
Television	75	20	95	33	—	128
Cable Network Programming	434	—	434	32	24	490
Direct Broadcast Satellite Television	155	—	155	52	—	207
Magazines and Inserts	102	—	102	2	—	104
Newspapers and Information Services	72	24	96	79	—	175
Book Publishing	(4)	3	(1)	3	—	2
Other	(769)	633	(136)	60	—	(76)

Consolidated Total	$268	$680	$948	$285	$24	$1,257

	For the Three Months Ended June 30, 2008 (US $ Millions)
	Operating income	Other operating charges (income)	Adjusted Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Adjusted Operating income before depreciation and amortization
Filmed Entertainment	$220	$—	$220	$24	$—	$244
Television	279	—	279	26	—	305
Cable Network Programming	313	—	313	23	23	359
Direct Broadcast Satellite Television	212	—	212	65	—	277
Magazines and Inserts	95	—	95	2	—	97
Newspapers and Information Services	262	1	263	92	—	355
Book Publishing	28	—	28	3	—	31
Other	69	(126)	(57)	71	—	14

Consolidated Total	$1,478	$(125)	$1,353	$306	$23	$1,682

	For the Twelve Months Ended June 30, 2009 (US $ Millions)
	Operating income (loss)	Impairment and other operating charges	Adjusted Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Adjusted Operating income (loss) before depreciation and amortization
Filmed Entertainment	$848	$—	$848	$92	$—	$940
Television	(4,406)	4,580	174	105	—	279
Cable Network Programming	1,670	—	1,670	121	88	1,879
Direct Broadcast Satellite Television	393	—	393	227	—	620
Magazines and Inserts	353	—	353	10	—	363
Newspapers and Information Services	(2,663)	3,129	466	319	—	785
Book Publishing	(16)	33	17	9	—	26
Other	(1,829)	1,466	(363)	255	—	(108)

Consolidated Total	$(5,650)	$9,208	$3,558	$1,138	$88	$4,784

	For the Twelve Months Ended June 30, 2008 (US $ Millions)
	Operating income	Other operating charges (income)	Adjusted Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Adjusted Operating income before depreciation and amortization
Filmed Entertainment	$1,246	$—	$1,246	$88	$—	$1,334
Television	1,126	—	1,126	100	—	1,226
Cable Network Programming	1,269	—	1,269	90	80	1,439
Direct Broadcast Satellite Television	419	—	419	228	—	647
Magazines and Inserts	352	—	352	8	—	360
Newspapers and Information Services	767	19	786	433	—	1,219
Book Publishing	160	—	160	9	—	169
Other	42	(126)	(84)	251	—	167

Consolidated Total	$5,381	$(107)	$5,274	$1,207	$80	$6,561